Amendment No 1
                                       to
              Accessor Funds, Inc. (Intermediate Fixed-Income Fund)
                             Money Manager Agreement

         Pursuant to section 19 of the Money Manager Agreement among Accessor Funds, Inc., Accessor Capital Management, L.P. and Cypress Asset Management (the "Agreement"), the undersigned agree to amend the Agreement by amending the second paragraph of the agreement, by amending Section 7, by adding Section 23, and by amending Amended Exhibit C (Money Manager Fee) as provided below:

     Second paragraph of the Agreement is restated in its entirety as follows:

         Accessor Capital Management LP, a Washington limited partnership (the "Manager") acts as the manager and administrator of the Fund pursuant to the terms of a Management Agreement and is an "investment adviser" as that term is defined in Section 2(a)(20) of the 1940 Act, to the Fund. The Manager is responsible for the day-to-day management and administration of the Fund and for the coordination of investments of each portfolio's assets; however, specific portfolio purchases and sales for each portfolio's investment portfolio, or a portion thereof, are to be made by the portfolio management organizations recommended and selected by the Manager, subject to the approval of the Board of Directors of the Fund (the "Board").

         Section 7. Proxies. Unless the Manager gives written instructions to the contrary, the Money Manager shall vote all proxies solicited by or with respect to the issuers of securities held by the Fund. The Money Manager shall use its best good faith judgment to vote such proxies in a manner which best serves the interests of the Fund's shareholders. The Manager shall provide to the Fund, upon request, a copy of its voting policies and procedures if it is required to adopt such policies and procedures. For the year beginning July 1, 2003 and ending June 30, 2004, and for each year thereafter, the Manager shall create and maintain, and provide to the Fund within 45 days after year-end and in an electronic format, the information required by Item 1 of Form N-PX under the 1940 Act if it casts any votes by proxy on any securities held by the Fund.

         Section 23. Transactions with Affiliated Persons of the Funds. The Money Manager is prohibited from consulting with the money manager of another Accessor Fund or the money manager of the portion of the Fund not managed by the Money Manager, if applicable, concerning transactions entered into by the Money Manager (or its affiliates) in accordance with Rule 17a-10, 17e-1, 12d3-1 and 10f-3 of the 1940 Act. Further, for the purposes of Rule 12d3-1 of the 1940 Act, where the Money Manager is one of multiple money managers managing a Fund, the Money Manager's responsibility to providing investment advice is limited to providing investment advice to the portion of the Fund over which it is appointed by Accessor.

         Amended Exhibit C, Paragraph 4: Effective with the calendar quarter beginning April 1, 2004 --Commencing with the fifth calendar quarter of investment management of the Account by Money Manager, Accessor Funds will pay the Money Manager a fee based upon investment performance through the immediately preceding quarter at the fee rate set forth in the schedule in Exhibit C as applied to the average daily net assets during the entire period for which the performance differential is being calculated. Commencing with the fourteenth calendar quarter and for each quarter thereafter, the investment performance shall be measured based upon the investment performance over the twelve preceding quarters.

This amendment shall be effective upon the date signed by the Money
Manager. Any capitalized terms used in this amendment shall be given the meaning as defined in the Agreement. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.


ACCESSOR FUNDS, INC.                            Accepted and Agreed to:

By:___________________________________          CYPRESS ASSET MANAGEMENT
         Christine J. Stansbery
         Secretary and Sr. Vice President       By:____________________________
Date:________________, 2004
                                                Name:__________________________
ACCESSOR CAPITAL MANAGEMENT, L.P.
By Accessor Capital Corporation,                Title:_________________________
its General Partner
                                                Date:__________________, 2004

By:___________________________________
         Ravindra A. Deo
         Secretary
Date:__________________, 2004